EXHIBIT 10.7

January 29, 2004

Ms. Sandra E. Bell
20 Connor Court
Irvington, NY 10533

Dear Sandra,

The purpose of this letter is to confirm your recent discussions and offer of employment with David H. Hehman, President/CEO of the Federal Home Loan Bank of Cincinnati. As discussed, the position that has been tendered to you and which you have verbally accepted is entitled Executive Vice President, Chief Financial Officer with a biweekly starting salary of $12,115.39 (converts to $315,000 on an annual basis). Your designation as a Bank Officer is subject to the approval by the Bank’s Board of Directors and will be presented at the February Board meeting. The Bank anticipates you will begin employment on Thursday April 1, 2004 following your relocation to Cincinnati.

As an Officer of the Bank, you will be eligible to participate in the Bank’s Executive Incentive Compensation Plan (the Officers’ Incentive Plan). This plan will allow you to receive an incentive payment of up to 55% of your base salary depending upon the Bank’s success in achieving its corporate goals. This incentive program has been a major factor in the Bank achieving a majority of its annual goals over the past several years. At its February meeting, the Bank’s Board of Directors will be asked to approve your participation in the Officers’ Incentive Plan for the 2004 plan year.

Pursuant to your discussions with Mr. Hehman, in addition to being eligible to participate in the Bank’s two IRS-qualified pension plans and the non-qualified Benefit Equalization Plan, the Bank will also provide you with a supplemental retirement benefit equal to $250,000, plus applicable interest earnings, which will be governed by a separate, non-qualified deferred compensation agreement prepared by Bank counsel. As mutually agreed, you will be fully vested in this non-qualified, supplemental benefit upon the fifth anniversary of your Bank employment. Please refer to the enclosed, draft agreement for specific details regarding this supplemental retirement benefit. Should you have any questions or require clarification of the draft agreement, please don’t hesitate to contact me.

As further discussed, the Bank will reimburse your relocation expenses to Greater Cincinnati based upon its current policy and, additionally agrees to provide the following enhanced relocation benefits on a tax neutral basis (where applicable).

1.	The Bank will provide reimbursement for decorating expenses associated with your new home in Greater Cincinnati not to exceed $26,250 (equivalent to one month’s salary).

Ms. Sandra E. Bell
January 29, 2004

2.	The Bank will reimburse reasonable commuting expenses (including airfare) between Cincinnati and your New York residence during the months of April, May and June of 2004.

3.	The Bank will provide an additional 90 days of duplicate housing assistance (for a total not to exceed 150 days) to accommodate your commute during the months of April, May and June of 2004.

4.	Finally, the Bank will provide reimbursement for the additional moving expenses associated with the temporary storage of your household belongings while you reside in temporary housing as well as the delivery, repacking and reshipment of the household belongings used while residing in temporary housing, until your subsequent move to a permanent residence in Greater Cincinnati.

The Bank offers an extensive fringe benefit package which is designed to provide our employees with comprehensive options for planning their current and future security. As we discussed, the Bank agrees to waive the three-month waiting period for enrollment and participation in the following benefits, specifically its Medical, Dental, Vision, Flexible Spending Accounts, Life and Long Term Disability programs.

Please note that the waiver of the waiting periods for the Bank’s medical, dental and vision coverages is subject to the approval by the Bank’s insurance carrier, Anthem Blue Cross and Blue Shield. Although we anticipate Anthem will approve our request, should these waiting periods not be waived, the Bank agrees to reimburse the premium that you would be required to pay to continue the coverages through your current employer (under the provisions of COBRA) until the Bank’s waiting periods are completed. In general, COBRA is a federal regulation which requires employers to extend terminating employees including those who voluntarily resign, the option to continue their health insurance coverages for up to eighteen months by paying 102% of the premium for such coverage.

Additionally, the Bank will provide a company car and monthly parking space for your use. However, as mutually agreed, the Bank will defer procuring this vehicle until the lease term on your current car has ended. Also enclosed please find a handbook which further describes the Bank’s fringe benefit programs, including the Bank’s vacation and sick leave benefits.

On your first day of employment, you will be scheduled to attend an orientation session with the Bank’s Human Resources Department. During this orientation, you will receive enrollment materials regarding the Bank’s employee benefit programs and will also be asked to complete additional paperwork required for employment. Please note that, in order to comply with federal laws which require the Bank to verify your eligibility for employment, you will need to bring

Ms. Sandra E. Bell
January 29, 2004

certain identification and eligibility documents, e.g., your driver’s license and social security card.

Please confirm your acceptance of this offer by signing the space provided below, and returning the signed letter to me in the enclosed, postage paid envelope no later than Friday, February 27, 2004. A copy of this letter is enclosed for your personal records.

As referenced above, enclosed for your review are two copies of the draft non-qualified deferred compensation agreement which will govern your supplemental retirement benefit. If this draft agreement is acceptable to you, please sign and return both copies of the agreement in the envelope provided. Once all signatures are obtained, a copy of the executed agreement will be returned to you for your records.

On behalf of the Bank and Mr. Hehman, let me welcome you to our organization. I am confident that with your management experience and leadership capabilities, we will be able to continue with our efforts to enhance and improve the Bank’s operations.

Again, welcome, and should you have any questions before you begin at the Bank, please feel free to contact me at (513) 852-5704.

Cordially yours,

/s/ Richard T. Fitzpatric

Richard T. Fitzpatric
Vice President
Human Resources & Administration

Enclosures (4)

Cc: David H. Hehman

Offer of employment with the Federal Home Loan Bank of Cincinnati is hereby accepted.

/s/ Sandra E. Bell	2/18/04

Ms. Sandra E. Bell	Date